Exhibit 1.01

FMC Technologies, Inc.

Conflict Minerals Report
for the Year Ended December 31, 2014

1.    Introduction

This Conflict Minerals Report describes FMC Technologies, Inc.’s (the “Company,” “FMC Technologies,” “we,” “us,” and “our”) due diligence process in accordance with the requirements of Rule 13p-1 of the Securities Exchange Act of 1934, as amended.

2.    Company Overview

We are a global provider of technology solutions for the energy industry. FMC Technologies was incorporated in November 2000 under Delaware law and was a wholly-owned subsidiary of FMC Corporation until our initial public offering in June 2001. Our principal executive offices are located at 5875 North Sam Houston Parkway West, Houston, Texas 77086.

We design, manufacture and service technologically sophisticated systems and products, including subsea production and processing systems, surface wellhead production systems, high pressure fluid control equipment, measurement solutions and marine loading systems for the energy industry. We report our results of operations in the following reporting segments: Subsea Technologies, Surface Technologies and Energy Infrastructure. We evaluated our product lines and determined that certain products that we manufacture or contract to manufacture contain tin, tungsten, tantalum, and/or gold (“3TG”) and such 3TG are necessary to the functionality or production of such product(s).

3.    Reasonable Country of Origin Inquiry and Due Diligence

Reasonable Country of Origin Inquiry
To implement the reasonable country of origin (“RCOI”) inquiry, we collected information regarding the presence and sourcing of 3TG used in the products supplied to FMC Technologies. Information was collected and stored using an online platform provided by a third party vendor, Source Intelligence.
Supplier engagement included these steps:

•	We sent communications to our suppliers describing our Conflict Minerals Compliance Program (“CMCP”) requirements and introducing Source Intelligence as our partner in the process;

•	Source Intelligence sent subsequent correspondence to suppliers containing a registration and questionnaire link for the on-line data collection platform;

•
Source Intelligence provided the Supplier Resource Center as a supplier education resource to support a deeper understanding of the program and provide background as to why information was being requested (https://conflictmineralsresources.com/);

•
We requested that our suppliers respond to our questionnaire, which was based off the Conflict-Free Sourcing Initiative (“CFSI”) Conflict Mineral Reporting Template 3.02 (“CMRT”), an initiative of the Electronic Industry Citizen Coalition and Global e-Sustainability Initiative (“EICC GeSI”), to identify the 3TG smelters and refiners from which they source their materials, including the associated countries of origin;

•
Suppliers were offered two options to submit the required information, either by uploading the CMRT in Microsoft Excel format or by completing an online survey version of this template directly into the Source Intelligence platform; and

•	Source Intelligence contacted non-responsive suppliers by email and/or telephone and offered assistance.

Based on our RCOI inquiry, we believe that certain of our products may contain 3TG that originated in the Democratic Republic of the Congo or an adjoining country and are not from recycled or scrap sources. As such, we exercised due diligence on the source and chain of custody of such 3TG.

Due Diligence

Our due diligence process is based on the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying supplements (the “OECD Framework”), which is an internationally recognized due diligence framework. All steps taken by us in preparing this Conflict Minerals Report were in accordance with the OECD Framework. A copy of our Form SD, this Conflict Minerals Report and our Conflict Minerals Policy are publicly available on our Internet web site at
http://fmctechnologies.com/AboutUs/HSEStandards.aspx.

For the fiscal year ended December 31, 2014, our due diligence efforts included the following:

•	Reviewed and maintained a conflict minerals policy available at www.fmctechnologies.com/AboutUs/HSEStandards;

•	Maintained an internal, cross-functional team to support supply chain due diligence;

•	Updated our strategy to respond to supply chain risks;

•	Established the annual Email and Phone Verification Program (“EPVP”), which is an internal verification program to establish our suppliers’ Conflict Minerals contacts;

•	Continued our engagement of Source Intelligence to contact the identified suppliers via email and telephone and manage responses;

•	Requested suppliers to confirm the presence of 3TG in their products;

•	Requested documentation from suppliers supporting their responses to our Conflict Minerals Questionnaire;

•	Evaluated supplier responses for plausibility, consistency and gaps;

•	Used government websites and smelters’ or refiners’ databases to verify companies identified;

•	Worked to identify the smelters or refiners in our supply chain;

•	Reported risk management findings to senior management; and

•	Reported on supply chain due diligence.

4.    Product Description

We manufacture and contract to manufacture certain products that contain 3TG, such as subsea production and processing systems, surface wellhead production systems, high pressure fluid control equipment, measurement solutions, marine loading systems, remotely operating vehicle systems, manipulator systems, subsea control systems, fracturing flowback services and wireline services for the energy industry.

Suppliers were requested to use the CMRT to identify 3TG smelters and refiners and the associated countries of origin. The table below lists, as of April 30, 2015, the smelters known to supply necessary conflict minerals contained in our covered products and that source their conflict minerals from one or more of the covered countries.

Metal	Smelter or Refiner	CFSI Certification Status	Mine of Countries of Origin
Gold	CCR Refinery - Glencore Canada Corporation	Certified	DRC-Congo (Kinshasa), Zambia
Tantalum	Conghua Tantalum and Niobium Smeltry	Certified	Rwanda
Tantalum	Duoluoshan Sapphire Rare Metal Co., Ltd.	Certified	Rwanda
Tantalum	H.C. Starck Co., Ltd.	Certified	Rwanda
Tantalum	H.C. Starck GmbH Goslar	Certified	Rwanda
Tantalum	H.C. Starck GmbH Laufenburg	Certified	Rwanda
Tantalum	H.C. Starck Hermsdorf GmbH	Certified	Rwanda
Tantalum	H.C. Starck Inc.	Certified	Rwanda
Tantalum	H.C. Starck Ltd.	Certified	Rwanda
Tantalum	Hi-Temp Speciality Metals, Inc.	Certified	Rwanda
Tantalum	Jiujiang Tanbre Co., Ltd.	Certified	DRC-Congo (Kinshasa)
Tantalum	KEMET Blue Metals	Certified	Burundi, Rwanda
Tantalum	Kemet Blue Powder	Certified	Burundi, DRC-Congo (Kinshasa), Rwanda
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	Certified	Burundi, Rwanda
Tantalum	Ulba	Certified	Burundi, DRC-Congo (Kinshasa), Rwanda
Tantalum	Zhuzhou Cement Carbide	Certified	Burundi, DRC-Congo (Kinshasa), Rwanda
Tin	China Tin Group Co., Ltd.	Active	DRC-Congo (Kinshasa)
Tin	CV United Smelting	Certified	DRC-Congo (Kinshasa)
Tin	Empresa Metallurgica Vinto	Certified	DRC-Congo (Kinshasa)
Tin	Malaysia Smelting Corporation (MSC)	Certified	DRC-Congo (Kinshasa), Rwanda
Tin	Metallo Chimique	Certified	DRC-Congo (Kinshasa)
Tin	Minsur	Certified	DRC-Congo (Kinshasa), Rwanda
Tin	Operaciones Metalurgical S.A.	Certified	DRC-Congo (Kinshasa)
Tin	PT Bangka Putra Karya	Certified	DRC-Congo (Kinshasa)
Tin	PT Bukit Timah	Certified	DRC-Congo (Kinshasa)
Tin	PT Pelat Timah Nusantara Tbk	Not certified	Burundi, DRC-Congo (Kinshasa), Rwanda
Tin	PT Stanindo Inti Perkasa	Certified	DRC-Congo (Kinshasa)
Tin	PT Timah (Persero), Tbk	Certified	DRC-Congo (Kinshasa)
Tin	Thaisarco	Certified	DRC-Congo (Kinshasa), Rwanda
Tin	Yunnan Tin Company Limited	Certified	Angola, DRC-Congo (Kinshasa)
Tungsten	H.C. Starck GmbH	Progressing	Rwanda
Tungsten	Wolfram Company CJSC	Progressing	Rwanda
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	Certified	Burundi, Rwanda
Tungsten	Xiamen Tungsten Co., LTd.	Certified	Rwanda
 _______________________
CFSI Certification Status Key:

•	Active: The smelter is actively moving through the certification process.

•	Progressing: Tungsten smelters that have committed to obtain a certification within two years of membership with the Tungsten Industry-Conflict Minerals Committee (“TI-CMC”).

5.    Steps to Improve Due Diligence
Consistent with our corporate values, we have taken (since January 1, 2015), or will take, the following steps to improve due diligence and further mitigate the risk that necessary conflict minerals contained in our covered products could directly or indirectly finance or benefit armed groups in the covered countries:

•	Continue to assess the presence of 3TG in our supply chain;

•	Establish clear requirements with suppliers regarding performance, transparency and responsible sourcing;

•	Increase the response rate for our RCOI process; and

•	Continue to compare the RCOI results to information collected via independent conflict-free smelter validation programs.